Comparison of change in value of $10,000 investment in Dreyfus Premier Micro-Cap Growth Fund Class A shares,
Class B shares, Class C Shares and Class T Shares and the Russell 2000 Growth Index

EXHIBIT A:

           Dreyfus     Dreyfus     Dreyfus     Dreyfus
           Premier     Premier     Premier     Premier
          Micro-Cap   Micro-Cap   Micro-Cap   Micro-Cap
            Growth      Growth      Growth      Growth     Russell
             Fund        Fund        Fund        Fund        2000
 PERIOD    (Class A    (Class B    (Class C    (Class T     Growth
           shares)     shares)     shares)     shares)     Index *

11/27/00    9,427      10,000      10,000       9,549      10,000
12/31/00    9,042       9,584       9,592       9,160      10,612
 3/31/01    8,364       8,848       8,848       8,464       8,999
 6/30/01   10,905      11,512      11,512      11,024      10,616
 9/30/01    8,884       8,986       9,266       8,976       7,635




* Source: Lipper Inc.